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EXHIBIT (a)(1)(i)

ENTERCOM COMMUNICATIONS CORP.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR SHARES OF RESTRICTED CLASS A COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN DAYLIGHT TIME
ON THURSDAY, JULY 6, 2006, UNLESS THE OFFER IS EXTENDED

        Entercom Communications Corp. ("Entercom" or the "Company") is offering its eligible employees and non-employee directors the opportunity to exchange certain outstanding stock options for shares of restricted Class A common stock of Entercom ("Restricted Stock"). Eligible options may be exchanged for shares of Restricted Stock at the ratios set forth in this Offer to Exchange, rounded (up or down) to the nearest whole number of shares. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related Election Form (which together, as they may be amended from time to time, constitute the "Offer").

        This Offer relates only to currently outstanding stock options to purchase shares of our Class A common stock, with an exercise price equal to or greater than $40.00 ("Eligible Options"), which were granted under the Entercom Equity Compensation Plan, as amended through March 24, 2006 (the "Plan").

        You are eligible to participate (an "Eligible Participant") in this Offer only if you:

  •
  are an employee of the Company or its subsidiaries ("Employees"), including Employees who are officers or members of the Company's board of directors; or

  •
  are a non-employee member of the Company's board of directors ("Non-Employee Directors").

        Upon the terms and subject to the conditions of this Offer, we will issue the Restricted Stock to Eligible Participants who elect to participate ("Participants") as soon as practicable after the date on which we accept and cancel the Eligible Options tendered for exchange. The Restricted Stock issued in exchange for tendered Eligible Options will be issued under the Plan. The Restricted Stock will be subject to forfeiture and other restrictions until such shares vest under the terms of a restricted stock grant instrument, the form of which is included in this Offer to Exchange as Schedule A. By properly tendering your Eligible Options for exchange, Participants will be deemed to have accepted the terms of, and agree to be bound by, that form of restricted stock grant instrument.

        The exchange ratio under this Offer is fifteen-to-one, meaning that a Participant must surrender Eligible Options to purchase 15 shares of Class A common stock in order to receive one share of Restricted Stock. The number of shares of Restricted Stock to be received by a Participant will be rounded (up or down) to the nearest whole number of shares.

        Assuming a Participant continues to meet the requirements for vesting specified in the restricted stock grant instrument, shares of Restricted Stock will vest: (i) 50% on February 15, 2007; and (ii) 50% on February 15, 2008.

        If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant's shares of Restricted Stock shall become fully vested. Other restrictions regarding the Restricted Stock and the vesting thereof are set forth in the form of restricted stock grant instrument in Schedule A of this Offer to Exchange and will be set forth in the grant instrument to be issued as of the grant date thereof.

        All Eligible Options are presently fully vested and exercisable. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested.

        Eligible Participants are not required to exchange any Eligible Options. In order to participate, however, a Participant must exchange all of their Eligible Options. A Participant may not elect to exchange only a portion of their Eligible Options. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to the conditions that we describe in Section 6 of the Offer to Exchange.

        Although our board of directors has approved this Offer, neither we nor our board of directors make any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to elect to exchange your Eligible Options.

        Shares of our Class A common stock are quoted on the New York Stock Exchange under the symbol "ETM." On May 30, 2006, the closing sales price of our common stock as quoted on the New York Stock Exchange was $26.83 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

        As of May 25, 2006, options to purchase 5,989,979 shares of our Class A common stock were issued and outstanding under the Plan. Approximately 4,001,604 of these options, with exercise prices ranging from $40.00 to $57.63, would be eligible for exchange under this Offer to Exchange. The shares of Class A common stock issuable upon exercise of options we are offering to exchange for Restricted Stock represent approximately 9.9% of the total shares of our common stock outstanding as of May 25, 2006.

        You should direct questions about this Offer or requests for assistance to John C. Donlevie, Executive Vice President, Secretary and General Counsel at (610) 660-5610, or send an email to "option-exchange" followed by the extension "@entercom.com".

IMPORTANT

        IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM SO THAT WE RECEIVE IT BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON THURSDAY, JULY 6, 2006. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO ELECT EFFECTIVELY TO EXCHANGE OPTIONS IN THIS OFFER. IF YOU ELECT TO PARTICIPATE IN THIS OFFER TO EXCHANGE, YOUR STOCK OPTION AGREEMENTS RELATING TO YOUR ELIGIBLE OPTIONS WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.

        WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE ELIGIBLE OPTIONS FROM, OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE SUCH OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. WE MAY, HOWEVER, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

        NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF ENTERCOM COMMUNICATIONS CORP. OR ANY OF ENTERCOM'S SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN ENTERCOM COMMUNICATIONS CORP. OR ANY OF ENTERCOM'S SUBSIDIARIES AND EACH EMPLOYEE THEREOF REMAINS UNCHANGED.

        THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INDEX TO SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE OFFER		1
1.	What securities is Entercom offering to exchange?	1
2.	What are Eligible Options?	1
3.	Who are the Eligible Participants?	1
4.	If I accept the exchange offer, do I have to exchange all of my Eligible Options?	1
5.	How many shares of Restricted Stock will I receive for the options I exchange?	1
6.	Will I be required to pay cash for the shares of Restricted Stock that I receive in the exchange?	2
7.	Will I receive any fractional shares of Restricted Stock?	2
8.	Will I receive any cash payment for my options?	2
9.	What will happen to any options I hold that are not eligible for the Offer or that I elect not to exchange?	2
10.	Why is Entercom making the Offer?	2
11.	Are there conditions to this Offer?	2
12.	Will this exchange result in dilution to existing stockholders?	3
13.	Apart from receiving a grant of Restricted Stock, what are the consequences of participating in the Offer?	3
14.	How do I find out the details regarding my existing stock options?	4
15.	Can I exchange options that I have already exercised or shares that I have purchased through the Entercom Equity Compensation Plan?	4
QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK		4
16.	What is restricted stock?	4
17.	How does restricted stock differ from my employee stock options?	4
18.	When will I receive my Restricted Stock?	4
19.	Will I receive a stock certificate for my shares of Restricted Stock?	5
20.	Will I need to countersign and return a restricted stock grant instrument?	5
21.	What is the vesting schedule for the Restricted Stock?	5
22.	What special vesting rules apply on account of death or disability?	5
23.	What special vesting rules apply on retirement?	5
24.	What effect will a Change of Control have on the Restricted Stock I receive in this exchange?	6
25.	What happens if my employment with the Company terminates and then I later rejoin the Company?	6
26.	Under what circumstances will I forfeit the shares of Restricted Stock I receive in this exchange?	6
27.	What if I am an employee of the Company when the Offer expires, but I do not expect to be an employee when the shares of Restricted Stock begin to vest?	7
28.	What are the other restrictions on the Restricted Stock?	7
29.	Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to restriction?	7
30.	Will the Restricted Stock ever expire?	7
31.	What is the source of the Restricted Stock that will be issued in exchange for my options?	7

32.	How does a leave of absence impact the Offer?	7
33.	What are the tax consequences if I exchange my Eligible Options in the Offer?	8
34.	I am a Covered Person under the Entercom Securities Trading Policy how can I be certain that I will be able to sell shares to cover the applicable taxes?	8
QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE		8
35.	When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?	8
36.	What do I need to do?	8
37.	During what period of time may I change my previous election?	9
38.	Do I have to return an Election Form if I do not want to exchange my Eligible Options?	9
39.	What happens if I don't submit an Election Form by the expiration date?	9
40.	What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?	9
41.	Do I have to participate in the Offer?	9
42.	What do the members of our board of directors think of this Offer?	10
43.	What are the risks in exchanging my stock options?	10
44.	Is there any information regarding Entercom Communications Corp. that I should be aware of?	10
45.	What are the accounting consequences to Entercom Communications Corp. of making this Offer?	10
46.	Will someone at the Company advise me on what I should do in the Offer?	11
47.	Whom should I contact if I have additional questions about the Offer?	11

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this Offer. We urge you to read the entirety of this Offer to Exchange and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

1.     What securities is Entercom offering to exchange?

        Entercom is offering to exchange Eligible Options for restricted shares of our Class A common stock. The Eligible Options were granted under the Entercom Equity Compensation Plan. (See Question 2 and Sections 1 and 8)

        We sometimes refer to the Entercom Equity Compensation Plan as the Plan.

2.
What are Eligible Options?

        Eligible Options are those currently outstanding stock options to purchase shares of our Class A common stock that were granted to Eligible Participants under the Plan, that have an exercise price equal to or greater than $40.00 per share. We are offering to exchange only those options that are held by Eligible Participants that remain Eligible Participants from the date of this Offer through the expiration of the Offer. (See Question 3 and Section 1).

3.     Who are the Eligible Participants?

        You are eligible to participate in this Offer (an "Eligible Participant") only if you: (A) are an employee of the Company or its subsidiaries ("Employee"), including Employees who are officers or members of the Company's board of directors; or (B) are a non-employee member of the Company's board of directors ("Non-Employee Directors"). Each Eligible Participant will have an opportunity to elect to participate in the Offer ("Participants"). (See Section 1)

4.     If I accept the exchange offer, do I have to exchange all of my Eligible Options?

        Yes. You must exchange all of your Eligible Options in order to participate in the exchange offer. (See Section 1).

5.     How many shares of Restricted Stock will I receive for the options I exchange?

        The exchange ratio under this Offer to Exchange is fifteen-to-one, meaning that Participants must surrender Eligible Options to purchase 15 shares of Class A common stock in order to receive one new share of restricted Class A common stock ("Restricted Stock"). The number of shares of Restricted Stock to be received by each participant in this Exchange Offer will be rounded (up or down) to the nearest whole number of shares. (See Section 1).

6.     Will I be required to pay cash for the shares of Restricted Stock that I receive in the exchange?

        You will not be required to pay cash for the shares of Restricted Stock you receive. You will, however, be required to satisfy any withholding tax liability upon each vesting date of the Restricted Stock. You may satisfy this obligation by electing to sell at least enough shares to cover the tax withholding obligation or paying us funds in satisfaction of the tax withholding obligation. (See Sections 1, 8 and 13).

7.     Will I receive any fractional shares of Restricted Stock?

        No, we will not issue any fractional shares of Restricted Stock. The number of shares of Restricted Stock to be received by each Participant will be rounded (up or down) to the nearest whole number of shares. (See Section 1, 5 and 8).

8.     Will I receive any cash payment for my options?

        No. We will only issue you shares of Restricted Stock. You will not receive any cash payment upon the issuance of such shares. Upon the vesting of such shares, however, you will also receive a cash payment equal to the amount of any dividends that you would have received as a result of your Restricted Stock but for the restriction on dividends described below. (See Question 29 and Sections 1 and 8).

9.     What will happen to any options I hold that are not eligible for the Offer or that I elect not to exchange?

        If you elect to Participate in the Offer, your options that are not Eligible Options will remain outstanding and their existing terms and conditions will be unchanged. If you do not elect to participate in the Offer, all of your options (including your Eligible Options) will remain outstanding and their existing terms and conditions will be unchanged. (See Section 1)

10.   Why is Entercom making the Offer?

        Our board of directors believes that this Offer to Exchange will benefit the Company by (i) reducing overhang and decreasing the potential shareholder dilution resulting from future equity incentive grants by enabling the Entercom to make use of restricted stock grants, which require fewer shares than stock options to deliver comparable value; (ii) making it easier to meet industry standards and shareholder expectations for linking compensation with performance; and (iii) generally maximizing the alignment of employee and director interests with the Entercom's shareholders. (See Section 2)

11.   Are there conditions to this Offer?

        Although the Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange, the offer is subject to a number of other conditions described in Section 6.

12.   Will this exchange result in dilution to existing stockholders?

        If all of the Eligible Options outstanding as of May 25, 2006 were exchanged for shares of Restricted Stock: (i) the number of shares underlying the Company's outstanding options would decrease from approximately 5,989,979 shares to approximately 1,988,375 shares; and (ii) the Company would grant approximately 266,774 shares of Restricted Stock pursuant to this Offer to Exchange. Eligible Options surrendered in connection with this Offer to Exchange (net of shares of Restricted Stock issued in exchange for such Eligible Options) will not be available for issuance under the Plan. (See Section 2)

        This Offer to Exchange will not increase the number of shares available for future issuance under the Plan. Moreover, the Offer to Exchange is expected to reduce the number of shares subject to outstanding options. For example, if all Eligible Options were surrendered in this Offer to Exchange: (i) we would issue approximately 266,774 shares of restricted stock; (ii) we would have approximately 3,734,830 fewer shares of Class A common stock subject to outstanding awards (i.e., options and restricted stock); and (iii) the number of shares Class A common stock available for issuance under the Plan would not change.

        Immediately after the closing of this Offer to Exchange, assuming 100% participation and no decrease in the number of Participants, outstanding options under the Plan would represent approximately 4.9% of the Entercom's Class A common stock outstanding on a fully diluted basis, in comparison to approximately 14.9% as of May 25, 2006. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the Offer to Exchange any forfeitures or other grants under the Plan.

13.   Apart from receiving a grant of Restricted Stock, what are the consequences of participating in the Offer?

        If you elect to exchange your Eligible Options for shares of Restricted Stock, you also must:

  •
  accept, and agree to be bound by, the terms and conditions governing the Restricted Stock, as set forth in the form of restricted stock grant instrument included as Schedule A to this Offer to Exchange (See Section 1);

  •
  acknowledge that your outstanding option agreement relating to your Eligible Options has been cancelled and automatically rendered null and void, and thereby irrevocably release all your rights thereunder (See Sections 3 and 5); and

  •
  satisfy your tax withholding obligations by either electing to sell at least enough shares to cover such withholding obligation or pay Entercom, on the date on which the tax is to be determined, cash in the amount necessary to satisfy the amount of applicable withholding taxes (See Section 13).

14.
How do I find out the details regarding my existing stock options?

        A summary sheet of your options has been provided to you with this Offer. In order to determine how many shares of Restricted Stock you are eligible to receive, add up the number of Eligible Options you hold and then divide such number by 15. The result (rounded up or down to the nearest whole share) is the number of shares of Restricted Stock you may elect to receive in exchange for your Eligible Options.

15.
Can I exchange options that I have already exercised or shares that I have purchased through the Entercom Equity Compensation Plan?

        No. This Offer only pertains to unexercised options under the Plan. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this Offer. If you elect to participate and you have partially exercised an Eligible Option, the remaining unexercised portion of that option is outstanding must be exchanged pursuant to this Offer. Options for which you have properly submitted an exercise notice prior to the date this Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (See Section 1)

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

16.
What is restricted stock?

        A share of restricted stock is a share of common stock with certain restrictions imposed either by the issuer or by operation of law, which restrictions include the risk of forfeiture. Generally, the relevant restrictions are the applicable vesting periods and the provisions of the plan under which the restricted stock is granted. The value of restricted stock is the market value of the underlying common stock at any given time. Generally a grant of unvested Restricted stock is taxable to the recipient upon vesting. (See Sections 8 and 13)

17.
How does restricted stock differ from my employee stock options?

        With options, the option holder only has a right to purchase shares of common stock at an established exercise price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise securities and without the need for any future payment of an exercise price. Until shares of restricted stock vest, they remain subject to forfeiture, restrictions on transfer and other restrictions. The forfeiture, transfer and other restrictions on the restricted stock will be set forth in a restricted stock grant instrument, a form of which is attached to this Offer to Exchange as Schedule A. Once your shares of Restricted Stock vest, such shares become yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8).

18.
When will I receive my Restricted Stock?

        If the conditions to this Offer are satisfied, Entercom will exchange the Eligible Options you properly elect to exchange promptly after the expiration of this Offer. We will then provide you with a Restricted Stock grant instrument, in substantially the form of Schedule A to this

Offer to Exchange, showing the number of shares of Restricted Stock you received in connection with this Offer. Our delivery of the restricted stock grant instrument will evidence our issuance to you of shares of Restricted Stock that will be held in custody for you. (See Section 5)

19.
Will I receive a stock certificate for my shares of Restricted Stock?

        No, you will not receive a stock certificate for your shares of Restricted Stock until such shares vest. Upon vesting and satisfaction of the applicable withholding obligation, you can elect to either (i) have your shares electronically deposited to your brokerage account or (ii) have your shares delivered in the form of a stock certificate. (See Section 8).

20.
Will I need to countersign and return a restricted stock grant instrument?

        No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock grant instrument attached as Schedule A to this Offer to Exchange, as well as all other terms and conditions of this Offer. Once you receive the restricted stock grant instrument, you may retain it for your files; you will not need to countersign it or any other restricted stock grant instrument or return a copy to us. (See Section 3)

21.
What is the vesting schedule for the Restricted Stock?

        Assuming you continue to meet the requirements for vesting specified in the restricted stock grant instrument, the shares of Restricted Stock will vest (i) 50% on February 15, 2007; and (ii) 50% on February 15, 2008. If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant's shares of Restricted Stock shall become fully vested. Other restrictions regarding the Restricted Stock and the vesting thereof are set forth in the form of restricted stock grant instrument attached as Schedule A to this Offer to Exchange and will be set forth in the grant instrument to be issued as of the grant date thereof.

        All Eligible Options are presently vested. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested. (See Section 1)

22.
What special vesting rules apply on account of death or disability?

        If you die before the full vesting of your Restricted Stock, such shares of Restricted Stock will become fully vested. There are no provisions for accelerated vesting upon disability. (See Questions 26 and Sections 1 and 8).

23.
What special vesting rules apply on retirement?

        If a Participant who is an Employee ceases to be employed by the Company before such Participant's shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director resigns or chooses to not stand for reelection as a director of the Company before such Participant's shares of Restricted Stock vest, such shares will be forfeited.

24.
What effect will a Change of Control have on the Restricted Stock I receive in this exchange?

        The Restricted Stock will be issued under the Plan. Pursuant to the Plan, a "Change of Control" is defined as (a) any "person" becoming a "beneficial owner" of securities of the Company representing more than 50% of all votes required to elect a majority of the board of directors, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (b) the consummation by the Company of (i) a merger or consolidation where the shareholders of the Company will not own more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (ii) the consummation of an agreement providing for the sale or disposition by the Company of all or substantially all of the assets of the Company; (c) a liquidation or dissolution of the Company; or (d) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.

        Upon a Change of Control, and unless the Compensation Committee of the board of directors determines otherwise, all the restrictions placed on the Restricted Stock will immediately lapse, and accordingly, each share of Restricted Stock will immediately vest. (See Section 8)

25.
What happens if my employment with the Company terminates and then I later rejoin the Company?

        In the case of a Participant who is an Employee, if such Participant's employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than as a result of death), all unvested shares of Restricted Stock shall be forfeited immediately upon termination. In the event that such Participant is subsequently rehired, the unvested shares of Restricted Stock forfeited upon termination remain forfeited. In other words, shares of Restricted Stock that were forfeited are not restored on any rehire.

26.
Under what circumstances will I forfeit the shares of Restricted Stock I receive in this exchange?

        If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant's shares of Restricted Stock shall become fully vested. If a Participant dies while such Participant is an Employee or a Non-Employee Director, all unvested Restricted Stock will become fully vested. (See Sections 1 and 8).

27.
What if I am an employee of the Company when the Offer expires, but I do not expect to be an employee when the shares of Restricted Stock begin to vest?

        If you do not expect to be an Employee when the shares of Restricted Stock vest, you should carefully consider whether you should participate in this Offer. Your Eligible Options are currently fully vested. If you do not elect to participate in the Offer, then when your employment ends, you generally will be able to exercise your Eligible Options for 90 days thereafter. If you elect to participate, however, your Eligible Options will be cancelled. If the shares of Restricted Stock you receive remain unvested when your employment ends, such shares will be forfeited. (See Section 8).

28.
What are the other restrictions on the Restricted Stock?

        The restrictions on the Restricted Stock you will receive in this Offer will be set forth in the restricted stock grant instrument. Restricted Stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the shares vests. Until then, the Restricted Stock will be held in our custody or in the custody of the transfer agent or maintained as restricted stock in a book entry account. Once your Restricted Stock vests, the stock will no longer be subject to forfeiture. (See Section 8).

29.
Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to restriction?

        Until your shares of Restricted Stock vest, you will not have the right to vote the shares or receive dividends on such shares. Once your shares vest, however, you will receive a cash payment equal to the amount of any dividends that you would have received during the restricted period but for the restrictions. In addition, after your shares vest, you will receive dividends to the extent they are paid on outstanding shares of our stock. (See Section 8)

30.
Will the Restricted Stock ever expire?

        Shares of Restricted Stock do not need to be exercised after they vest. Accordingly, unlike options, Restricted Stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, upon issuance the Restricted Stock will be yours to hold, while upon vesting you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes. (See Sections 8 and 13)

31.
What is the source of the Restricted Stock that will be issued in exchange for my options?

        The Restricted Stock will be issued under the Plan. (See Section 1 and 8)

32.
How does a leave of absence impact the Offer?

        Eligible Participants who are participating in sabbaticals approved by the Company or other leaves of absence approved by the Company may participate in the Offer.

33.
What are the tax consequences if I exchange my Eligible Options in the Offer?

        The grant of the Restricted Stock is not a taxable event (because the shares are subject to forfeiture). However, the vesting of such shares is a taxable event. When your shares vest, you will have ordinary income equal to the market value of the shares on the vesting date. In connection with such vesting Entercom may be required to withhold funds from you to cover your withholding tax obligation. You can satisfy such obligation by paying the applicable tax in cash or electing to sell enough shares to satisfy such tax withholding obligation; provided that if you are a "Covered Person" under the Entercom Securities Trading Policy you may not be permitted to do so unless you take certain actions prior to the vesting date. (See Section 13).

34.
I am a Covered Person under the Entercom Securities Trading Policy how can I be certain that I will be able to sell shares to cover the applicable taxes?

        If you are a "Covered Person" under the Entercom Securities Trading Policy (e.g., market vice presidents, corporate personnel, etc), you may not be able to sell shares to satisfy your tax withholding obligation if the trading window is closed on the vesting date unless you have previously made an election to do so. Specifically, during a period when the trading window is open, you may make an election to sell enough shares to cover the tax withholding upon the vesting of such shares; even if the trading window is closed when the shares vest. Entercom will send an email to each Covered Person with details about how to make such an election. (See Section 13).

QUESTIONS AND ANSWERS ABOUT THE
PROCEDURES FOR ELECTING TO EXCHANGE

35.
When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

        The Offer expires on Thursday, July 6, 2006, at 5:00 P.M., Eastern Daylight Time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any Eligible Options for shares of Restricted Stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

        Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension no later than 9:00 A.M., Eastern Daylight Time, on business day after the expiration date (as such expiration date may be extended). (See Section 14).

36.   What do I need to do?

        If you choose to participate in this Offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 5:00 P.M., Eastern Daylight Time, on Thursday, July 6, 2006, unless the Offer is extended. We can reject any Election Forms received after this deadline. (See Section 3 and 14)

        Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date.

Alternatively, you may send your Election Form by fax to (610) 660-5641, attention John C. Donlevie, Executive Vice President, Secretary and General Counsel. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact John C. Donlevie at (610) 660-5610, or send an email to "option-exchange" followed by the extension "@entercom.com". You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

        If we extend the Offer beyond Thursday, July 6, 2006, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this Offer expires. (See Sections 3, 6 and 14).

37.   During what period of time may I change my previous election?

        You will have the right to withdraw your tendered options at any time before the expiration date of the Offer. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this Offer expires. (See Sections 4 and 14).

38.
Do I have to return an Election Form if I do not want to exchange my Eligible Options?

        No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to exchange all of your Eligible Options. (See Section 3).

39.
What happens if I don't submit an Election Form by the expiration date?

If you do not submit an Election Form by the expiration date, we will assume that you chose not to exchange any of your Eligible Options.

40.
What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?

        Nothing. If you do not accept the Offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any shares of Restricted Stock. No changes will be made to your current options. (See Section 1).

41.
Do I have to participate in the Offer?

        No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with the Company.

42.   What do the members of our board of directors think of this Offer?

        Although our board of directors has approved this Offer, none of the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options for Restricted Stock. (See Section 17)

43.   What are the risks in exchanging my stock options?

        Because your Restricted Stock will be unvested when granted, there is a possibility that you may forfeit all of your Restricted Stock before it becomes vested. Because the exchange ratio of options to restricted stock is less than one for one, at the end of the vesting period you will have fewer shares of Class A common stock than you would have had upon exercising all of your options. If the price of our Class A common stock rises substantially above the exercise price of your current stock options, you could receive more gain by not exchanging the options. On the other hand, if the stock price rises but does not substantially increase above the exercise price of your current options, you will likely benefit by exchanging the options for restricted stock. (See Section 1)

44.   Is there any information regarding Entercom Communications Corp. that I should be aware of?

        Your decision of whether to accept or reject this Offer should take into account the factors described in this document as well as the various risks inherent in our business.

        Therefore, before making your decision, you should carefully review this Offer, including the information about Entercom Communications Corp. set forth in Section 9 of this document. This information includes certain financial information that we have incorporated by reference in this Offer by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for each of the periods ended March 31, 2005, June 30, 2005 and March 31, 2006. (See Section 9).

        You may also find additional information about us on our website at www.entercom.com. The information on our website is not deemed to be a part of this Offer.

45.   What are the accounting consequences to Entercom Communications Corp. of making this Offer?

        Under the provisions of Statement of Financial Accounting Standards No. 123 (as revised 2004), "Share-Based Payment," or SFAS 123R, that was adopted by the Company on January 1, 2006, modification accounting for stock-based compensation will apply to an exchange of share-based awards. The Company will recognize additional share-based compensation expense if, at the time the Company first makes the Offer to Exchange, the fair value of the Restricted Stock issued in connection with the Offer to Exchange is greater than the fair value of the surrendered Eligible Options. This difference in fair value will be recognized as an expense on a straight-line basis over the vesting period of the Restricted Stock issued in connection with the Offer to Exchange. Based upon the Company's current Class A common stock price (as reported on the NYSE) and assuming that there is no material change in the variables used to determine the fair value of the surrendered Eligible Options, the Company does not expect to recognize any share-based compensation expense. (See Section 11)

46.   Will someone at the Company advise me on what I should do in the Offer?

        The Company cannot advise you on whether to keep or exchange your Eligible Options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the Offer. (See Section 13 and 17)

47.   Whom should I contact if I have additional questions about the Offer?

        For additional information about the Offer or the Plan, you can contact John C. Donlevie, Executive Vice President, Secretary and General Counsel at (610) 660-5610, send an email to "option-exchange" followed by the extension "@entercom.com".

THE OFFER

Section 1.    Number of Shares of Restricted Stock; Expiration Date

        We are offering our eligible employees and non-employee directors an opportunity to exchange certain of their outstanding stock options for shares of Class A common restricted stock ("Restricted Stock"). We refer to this as the "Offer" or the "Offer to Exchange." This Offer relates only to currently outstanding stock options to purchase shares of our Class A common stock with an exercise price equal to or greater than $40.00 and that were granted under the Plan ("Eligible Options").

        The Plan is an employee benefit plan as defined in Rule 405 under the Securities Act. As of May 25, 2006, options to purchase approximately 5,989,979 shares of Class A common stock were outstanding under the Plan. Approximately 4,001,604 of these options, with exercise prices ranging from $40.00 to $57.63, are eligible for exchange under this Offer to Exchange. There are approximately 248 holders of Eligible Options.

        You are eligible to participate (an "Eligible Participant") in this Offer only if you:

  •
  are an employee of the Company or its subsidiaries ("Employee"), including Employees who are officers or members of the Company's board of directors; or

  •
  are a non-employee member of the Company's board of directors ("Non-Employee Director").

        Upon the terms and subject to the conditions of this Offer, we will issue the Restricted Stock to Eligible Participants who elect to participate ("Participants") as soon as practicable after the date on which we accept and cancel the Eligible Options tendered for exchange.

        Our Offer is upon the terms and subject to the conditions described in this Offer to Exchange and the Election Form. We will not accept Eligible Options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Offer expires on the expiration date as defined below.

        Participants must surrender an Eligible Option for 15 shares of Class A common stock in order to receive one share of Restricted Stock. The number of shares of Restricted Stock to be received by each Participant will be rounded (up or down) to the nearest whole number of shares.

        You will not be required to pay cash for the shares of Restricted Stock you receive. You will, however, be required to satisfy any withholding tax liability upon each vesting date of the Restricted Stock. You may satisfy this obligation by electing to sell at least enough shares to cover your withholding obligation or paying us funds in satisfaction of the withholding obligation.

        The Restricted Stock issued in exchange for tendered Eligible Options will be issued under the Plan. The shares of Restricted Stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock grant instrument, a form of which is included in this Offer to Exchange as Schedule A. By properly tendering for exchange your Eligible

Options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of restricted stock grant instrument.

        Assuming you continue to meet the requirements for vesting specified in the restricted stock grant instrument, the shares of Restricted Stock will vest (i) 50% on February 15, 2007; and (ii) 50% on February 15, 2008. If a Participant who is an Employee ceases to be employed by the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited. If a Participant who is a Non-Employee Director ceases to serve as a director of the Company (other than as a result of death) before such Participant's shares of Restricted Stock vest, such shares will be forfeited unless such Participant is willing to serve as a director of the Company but is not reelected, in which case such Participant's shares of Restricted Stock shall become fully vested. Other restrictions regarding the Restricted Stock and the vesting thereof are set forth in the restricted stock grant instrument in Schedule A of this Offer to Exchange and will be set forth in the grant instrument to be issued as of the grant date thereof.

        All Eligible Options are presently vested. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested.

        If you die before the full vesting of your Restricted Stock, such shares of Restricted Stock will become fully vested. There are no provisions for accelerated vesting upon disability.

        You are not required to exchange any Eligible Options. In order to participate, however, you must exchange all of your Eligible Options. You may not elect to only exchange a portion of your Eligible Options. All Eligible Options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of Restricted Stock, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to the conditions described in Section 6 of this Offer to Exchange.

        The term "expiration date" means 5:00 P.M., Eastern Daylight Time, on Thursday, July 6, 2006, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

Section 2.    Purpose of the Offer and Plans and Proposals

        We are making this Offer to Exchange because our board of directors believes that this Offer will benefit the Company by (i) reducing overhang and decreasing the potential shareholder dilution resulting from future equity incentive grants by enabling the Entercom to make more use of restricted stock grants, which require fewer shares than stock options to deliver comparable value; (ii) making it easier to meet industry standards and shareholder expectations for linking compensation with performance; and (iii) generally maximizing the alignment of employee and director interests with the Entercom's shareholders.

        If all of the Eligible Options outstanding as of May 25, 2006 were exchanged for shares of Restricted Stock: (i) the number of shares underlying the Company's outstanding options would decrease from approximately 5,989,979 shares to approximately 1,988,375 shares; and (ii) the Company would grant approximately 266,774 shares of Restricted Stock pursuant to this Offer to Exchange. Eligible Options surrendered in connection with this Offer to Exchange (net of shares of Restricted Stock issued in exchange for such Eligible Options) will not be available for issuance under the Plan.

        From time to time, we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our audit committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the New York Stock Exchange's corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

        Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:

          (a)   an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b)   any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

          (c)   any material change in our present dividend policy, or our indebtedness or capitalization;

          (d)   any change in our current board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

          (e)   any other material change in our corporate structure or business;

          (f)    our common stock's not being authorized for listing on a national securities exchange;

          (g)   our common stock's becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          (h)   the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

          (i)    the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to the Entercom Equity Compensation Plan; or

          (j)    any change in our Articles of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Entercom Communications Corp. by any person.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE ACCOMPANYING ELECTION FORM AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Section 3.    Procedures

        Making Your Election.    To accept this Offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before the expiration date, which is 5:00 P.M., Eastern Daylight Time, Thursday, July 6, 2006.

        Your election will be effective only if received by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date, to:

Entercom Communications Corp. 401 City Ave., Suite 809
Bala Cynwyd, PA 19004
Attn: John C. Donlevie
Executive Vice President, Secretary and General Counsel

        Alternatively, you may send your Election Form by fax to (610) 660-5641, attention John C. Donlevie, Executive Vice President, Secretary and General Counsel. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact John C. Donlevie at (610) 660-5610. You do not need to return your stock option agreements for your Eligible Options to effectively elect to tender your Eligible Options. Your stock option agreements relating to your Eligible Options will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered Eligible Options.

        By tendering your Eligible Options and returning to us your completed Election Form, you are

  •
  accepting, and agreeing to be bound by, the terms and conditions governing the Restricted Stock, as set forth in the form of restricted stock grant instrument included as Schedule A to this Offer to Exchange;

  •
  acknowledging that your outstanding option agreement relating to your Eligible Options has been cancelled and automatically rendered null and void, and thereby irrevocably releasing all your rights thereunder; and

  •
  agreeing to satisfy any tax withholding obligations by either electing to sell at least enough shares to cover such withholding obligation or pay Entercom, on the date on which the tax is to be determined, cash in the amount necessary to satisfy the amount of applicable withholding taxes.

        Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your Eligible Options and our acceptance of any Eligible Options you may elect to exchange.

        The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. As described in Section 6, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this Offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

        Our Acceptance Constitutes an Agreement.    If you elect to exchange your Eligible Options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the Offer. Our acceptance of Eligible Options that are properly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this Offer on the date of our acceptance of your properly tendered and not validly withdrawn Eligible Options. In addition, our acceptance of Eligible Options that you properly tender will bind you to the terms and conditions of the restricted stock grant instrument governing the terms of your Restricted Stock and automatically will terminate your outstanding option agreement for your Eligible Options and render it null and void. A copy of the form of this restricted stock grant instrument is attached to this Offer to Exchange as Schedule A.

Section 4.    Withdrawal Rights

        You may withdraw tendered options only by following the procedures described in this Section 4.

        You may withdraw the options you have elected to exchange at any time before 5:00 P.M., Eastern Daylight Time, on Thursday, July 6, 2006. If the Offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the Offer.

        You can also withdraw your options elected for exchange after the expiration of this Offer if we have not provided notice that we have accepted options elected for exchange after the expiration of 40 business days from the commencement of the Offer.

        To validly withdraw the options you have elected to tender for exchange, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must receive the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

        The notice of withdrawal must specify the name of the option holder who is electing to withdraw. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this Offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. You may not withdraw only a portion of your Eligible Options. If we receive a notice of withdrawal that attempts to withdraw less than all of your Eligible Options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all Eligible Options or as an invalid notice of withdrawal.

        You may not rescind any withdrawal, but you may re-elect to exchange Eligible Options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.

        As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this Offer expires.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5.    Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock

        Upon the terms and subject to the conditions of this Offer, if we decide to accept all properly tendered options as described in Section 3, we will promptly exchange the Eligible Options and cancel all Eligible Options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your Eligible Options you elect to tender for exchange, your currently outstanding option agreements relating to the tendered Eligible Options will be cancelled and automatically rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder. Although your right to the Restricted Stock will accrue promptly after the expiration of this Offer if we decide to accept your Eligible Options, you will receive your Restricted Stock grant instrument within approximately two to four weeks after expiration of this Offer. The exchange date, and the effective issue date for the shares of Restricted Stock, will be promptly after the expiration of this Offer.

Section 6.    Conditions of the Offer

        Upon expiration of this Offer, assuming none of the events listed in this Section 6 has occurred, we will promptly either accept all of the properly tendered Eligible Options or reject them all. If we reject them all, we will communicate this to you by e-mail on the business day after this Offer expires. If we accept all of the properly tendered Eligible Options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your Eligible Options and you will not receive any Restricted Stock.

        Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after June 5, 2006 and before the expiration date of this Offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of Eligible Options elected for exchange (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this Offer or postpone our acceptance and cancellation of Eligible Options elected for exchange):

          (a)   if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond July 6, 2006;

          (b)   there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for tender pursuant to this Offer;

          (c)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

            (i)    make the acceptance for exchange or the exchange for restricted stock of some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

            (ii)   delay or restrict our ability, or render us unable, to accept for exchange or to exchange for restricted stock some or all of the options elected for exchange; or

            (iii)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Entercom;

          (d)   there shall have occurred:

            (i)    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (ii)   the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

            (v)   any decrease of greater than 50% of the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Entercom or on the trading in our Class A common stock;

            (vi)  in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

            (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 5, 2006;

          (e)   there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

          (f)    a tender or exchange offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            (i)    any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 2, 2006;

            (ii)   any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 2, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

            (iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

          (g)   any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

        The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7.    Price Range of Common Stock

        There is no established trading market for the Eligible Options. Our Class A common stock is quoted on the New York Stock Exchange under the symbol "ETM." The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as quoted on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2004
First Quarter	$53.80	$42.80
Second Quarter	$50.07	$35.23
Third Quarter	$40.02	$32.15
Fourth Quarter	$36.90	$30.25
Year Ended December 31, 2005
First Quarter	$36.41	$30.86
Second Quarter	$35.75	$31.39
Third Quarter	$33.69	$29.00
Fourth Quarter	$33.07	$27.70
Year Ending December 31, 2006
First Quarter	$31.31	$27.57
Second Quarter (April 1 through May 30, 2006)	$31.72	$25.97

        As of May 30, 2006, the last reported sale price of our common stock, as quoted on the New York Stock Exchange, was $26.83 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Section 8.    Source and Amount of Consideration; Terms of Restricted Stock

        Consideration.    Holders must surrender Eligible Options to purchase 15 shares of Class A common stock in order to receive one share of Restricted Stock. The number of shares of Restricted Stock to be received by each participant in this Offer to Exchange will be rounded (up or down) to the nearest whole number. The Restricted Stock issued in exchange for the Eligible Options will be issued under the Plan.

        Terms of Restricted Stock.    The Restricted Stock will be upon the terms and subject to the conditions of the Plan and the restricted stock grant instrument. Our statements concerning the Plan and the Restricted Stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the restricted stock grant instrument. The form of restricted stock grant instrument is attached to this Offer to Exchange as Schedule A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact John C. Donlevie at (610) 660-5610, or send an email to "option-exchange" followed by the extension "@entercom.com", to receive copies of the Entercom Equity Compensation Plan or form of the restricted stock grant instrument. Copies will be furnished promptly at our expense.

        The shares of Restricted Stock you can receive in exchange for tendered Eligible Options accepted by us will be subject to forfeiture and other restrictions until the shares of Restricted Stock vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested.

        Vesting and Forfeiture.    The shares of Restricted Stock issued in exchange for the Eligible Options will be unvested at the time of grant. Assuming continued employment by Entercom or service on the board of directors, the shares of Restricted Stock will vest as follows: (i) 50% on February 15, 2007; and (ii) 50% on February 15, 2008. All Eligible Options are presently vested. The shares of Restricted Stock to be issued in connection with this Offer to Exchange, however, will not be vested.

        Change of Control.    The Restricted Stock will be issued under the Plan. Pursuant to the Plan, a "Change of Control" is defined as (a) any "person" becoming a "beneficial owner" of securities of the Company representing more than 50% of all votes required to elect a majority of the board of directors, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (b) the consummation by the Company of (i) a merger or consolidation where the shareholders of the Company will not own more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (ii) the consummation of an agreement providing for the sale or disposition by the Company of all or substantially all of the assets of the Company; (c) a liquidation or dissolution of the Company; or (d) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.

        Upon a Change of Control, and unless the Compensation Committee of the board of directors determines otherwise, all the restrictions placed on the Restricted Stock will immediately lapse, and accordingly, each share of Restricted Stock will immediately vest.

        Stock Certificates.    Until your Restricted Stock vests, it will be maintained as restricted stock in a book entry account. Upon vesting and satisfaction of the applicable withholding obligation, you can elect to either (i) have your shares electronically deposited to your brokerage account or (ii) have your shares delivered in the form of a stock certificate. Notwithstanding the foregoing, we reserve the right from time to time to alter the mechanics of stock deposit, as they apply to your Restricted Stock.

        Rights of a Stockholder.    Until the shares vest, the holder will not have the right to vote the shares or receive dividends in such shares; provided that upon vesting, in addition to receiving outright ownership of the shares of stock, the you will receive a cash payment equal to the amount of any dividends that would have been paid on such shares if they had been vested. Even before the Restricted Stock vests, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

        Tax Consequences.    You should refer to Section 13 for a discussion of the U.S. federal income tax and withholding tax consequences of the exchange of Eligible Options for shares of Restricted Stock pursuant to this Offer.

        Registration of Shares of Restricted Stock.    All shares of Restricted Stock issuable in connection with this Offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of Entercom, upon vesting you will be able to sell your shares of unrestricted stock free of any transfer restrictions under applicable securities laws. If you are an affiliate of Entercom, you will be subject to Rule 144 of the Securities Act of 1933 and if you are a director or executive officer of the Company you will be subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934.

Section 9.    Information About Entercom Communications Corp.

General

        Entercom is one of the largest radio broadcasting companies in the United States based on revenues. We were organized in 1968 as a Pennsylvania corporation. Today we operate in 20 markets, including Boston, Seattle, Denver, Sacramento, Portland, Kansas City, Indianapolis, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Rochester, Greenville/Spartanburg, Madison, Wichita, Wilkes-Barre/Scranton and Gainesville/Ocala. The primary source of revenues for our radio stations is the sale of advertising time to local, regional and national spot advertisers and national network advertisers.

        Our principal office is located at 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004. Our Internet address is www.entercom.com. You may obtain through our Internet website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and Proxy Statements on Schedule 14A including any amendments to those reports or other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports will be available as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission, or SEC. You can also obtain these reports directly from the SEC at their website www.sec.gov or you may visit the SEC in person at the SEC's Public Reference Room at Station Place, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We will also provide a copy of our most recent annual report on Form 10-K upon any written request by a shareholder.

Additional Financial Information

        The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporates certain financial information about Entercom Communications Corp. included in:

  •
  our Annual Report to our stockholders for the fiscal year ended December 31, 2005; and

  •
  our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2005 and March 31, 2006.

        Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

Section 10.    Interests of Directors and Officers; Transactions and Arrangements About the Options

        Our directors and executive officers, their positions and offices and the number and percentage of Eligible Options that each of them hold, in each case as of as of May 25, 2006, are set forth in the following table. The address of each director and executive officer is c/o Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania.

Name	Positions And Offices Held	Eligible Options Beneficially Owned	Percentage Of Outstanding Eligible Options
Joseph M. Field	Chairman of the Board	463,333	11.6%
David J. Field	Director and Chief Executive Officer	598,333	15.0%
John C. Donlevie	Director, Executive Vice President, Secretary and General Counsel	171,666	4.3%
Stephen F. Fisher	Executive Vice President and Chief Financial Officer	361,667	9.0%
David J. Berkman	Director	22,500	*
Daniel E. Gold	Director	10,000	*
Edward H. West	Director	10,000	*
Robert S. Wiesenthal	Director	5,000	*
All directors and executive officers as a group (8 persons)		1,642,499	40.6%

*
Less than 1%.

        There have been no transactions in options to purchase our common stock effected during the past 60 days by the Company, or to our knowledge, by any executive officer, director, or affiliate of the Company other than the forfeiture of options by departing employees in the ordinary course of business. For more detailed information regarding our directors and executive officers and their beneficial ownership of our common stock, you can consult our Annual Proxy Statement for the 2006 Annual Meeting of Shareholders, filed with the SEC on April 7, 2006.

Section 11.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

        Eligible Options surrendered in connection with this Offer to Exchange (net of shares of Restricted Stock issued in exchange for such options) will not be available for issuance under the Plan. Under the provisions of Statement of Financial Accounting Standards No. 123 (as revised 2004), "Share-Based Payment," or SFAS 123R, that was adopted by the Company on January 1, 2006, modification accounting for stock-based compensation will apply to an exchange of share-based awards. The Company will recognize additional share-based compensation expense if, at the time the Company first makes the Offer to Exchange, the fair value of the Restricted Stock issued in connection with the Offer to Exchange is greater than the fair value of the surrendered Eligible Options. This difference in fair value will be recognized as an expense on a straight-line basis over the vesting period of the Restricted Stock issued in connection with the Offer to Exchange. Based upon the Company's current Class A common stock price (as reported on the NYSE) and assuming that there is no material change in the variables used to determine the fair value of the surrendered Eligible Options, the Company does not expect to recognize any share-based compensation expense.

Section 12.    Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the issuance of the Restricted Stock in exchange for Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock is subject to the conditions described in Section 6.

Section 13.    Material U.S. Federal Income/Withholding Tax Consequences

        The following is a general summary of certain U.S. federal income tax and withholding tax consequences only for U.S. citizens and residents of the exchange of Eligible Options for Restricted Stock pursuant to this Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

        General.    There are no immediate tax consequences of receiving Restricted Stock in exchange for your Eligible Options. Upon vesting, you will be required to recognize ordinary income in an amount equal to the fair market value of the vested shares of Restricted Stock as of the vesting date. We may also have a withholding tax obligation with respect to amounts you recognize as ordinary income. All taxes that must be withheld with respect to that income will be due in cash to the Company immediately, as described below. Your acceptance of the Offer will constitute your agreement to either (i) pay us, in cash, the amount necessary to satisfy withholding tax requirements at the time such shares of Restricted Stock vest, as described below; or (ii) elect to sell at least enough shares to cover the to satisfy withholding tax requirements at the time such shares of Restricted Stock vest.

        Withholding Taxes.    Upon vesting, we may have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. In order to satisfy the payment of this withholding tax obligation, by accepting this Offer, you agree either (i) pay us, in cash, the amount necessary to satisfy withholding tax requirements; or (ii) elect to sell at least enough shares to cover the to satisfy withholding tax requirements.

        If you are a "Covered Person" under the Entercom Securities Trading Policy (e.g., market vice presidents, corporate personnel, etc), you may not be able to sell shares to satisfy your tax withholding obligation if the trading window is closed on the vesting date unless you have previously made an election to do so. Specifically, during a period when the trading window is open, you may make an election to sell enough shares to cover the tax withholding upon the vesting of such shares; even if the trading window is closed when the shares vest. Entercom will send an email to each Covered Person with details about how to make such an election.

        Upon the vesting of your Restricted Stock, you will also recognize ordinary income with respect to any accrued dividends paid to you upon vesting. Those amounts may also be subject to withholding.

Section 14.    Extension of Offer; Termination; Amendment

        We may at any time and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

        Prior to the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        Prior to the expiration date of the Offer, we may terminate the Offer if any of the conditions described in Section 6 occurs. In such an event, any tendered Eligible Options will continue to be held by the tendering option holder as if no tender had occurred.

        As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by changing the number or type of options eligible to be exchanged in the Offer.

        We may amend the Offer at any time by publicly announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Daylight Time, on business day after the expiration date (as such expiration date may be extended). Any public announcement relating to the Offer will be made by issuing a press release.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

Section 15.    Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender Eligible Options under this Offer.

Section 16.    Additional Information

        This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:

          (a)   our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 24, 2006;

          (b)   our definitive proxy statement for our 2006 Annual Meeting of Stockholders on Schedule 14A, filed with the SEC on April 17, 2006;

          (c)   our quarterly reports on Form 10-Q for each of the quarters ended March 31, 2005, June 30, 2005, September 30, 2005, and March 31, 2006, filed with the SEC on May 9, 2005, August 9, 2005, November 7, 2005 and respectively;

          (d)   our current reports on Form 8-K, filed with the SEC on January 4, 2005, January 27, 2005, February 23, 2005, May 11, 2005, July 21, 2005, August 9, 2005, November 4, 2005, December 19, 2005, February 22, 2006, March 16, 2006, March 31, 2006, April 7, 2006, April 12, 2006 and May 8, 2006;

          (e)   our Registration Statements on Form S-8, SEC File Nos. 333-71481 and 333-85638, filed with the Securities and Exchange Commission on January 29, 1999 and April 5, 2002; and

          (f)    the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on September 15, 1998, including any further amendments or reports we file for the purpose of updating that description.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.

        You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the New York Stock Exchange under the symbol "ETM" and our SEC filings are also available at the New York Stock Exchange's internet site at http://www.nyse.com/marketinfo/1089312752882.html.

        We will also provide, without charge, to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Entercom Communications Corp.
Attention: Investor Relations
401 City Avenue, Suite 809
Bala Cynwyd, PA 19004

or by telephoning us at (610) 660-5610 between the hours of 8:00 A.M. and 5:00 P.M. Eastern Standard Time.

        As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

        The information contained in this Offer about the Company should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

Section 17.    Forward Looking Statements; Miscellaneous

        This Offer and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender Offer.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Entercom Communications Corp.
June 5, 2006

SCHEDULE A

Entercom Communications Corp.
Entercom Equity Compensation Plan
[Employee/Director]
Restricted Stock Grant

        This RESTRICTED STOCK GRANT (the "Instrument"), dated as of                        (the "Date of Grant"), is delivered by Entercom Communications Corp. (the "Company") to                        (the "Grantee").

RECITALS

        A.    The Entercom Equity Compensation Plan (the "Plan") provides for the grant of restricted stock to directors, employees and certain consultants and advisors of the Company, in accordance with the terms and conditions of the Plan. A copy of the Plan's "Prospectus", as required under Section 10(a) of the Securities Act of 1933, is attached.

        B.    The committee (the "Committee") appointed by the board of directors of the Company (the "Board") to administer the Plan has determined that it is to the advantage and interest of the Company to make a restricted stock grant as an inducement for the Grantee to continue as an employee of the Company and to promote the best interests of the Company and its shareholders.

        C.    This grant is subject to the terms of the Plan, which are hereby incorporated into this Agreement by this reference. The Plan is administered by the Committee.

        NOW, THEREFORE, the parties to this Instrument, intending to be legally bound hereby, agree as follows:

        1.    Restricted Stock Grant.    Subject to the terms and conditions set forth in this Instrument and in the Plan, the Company hereby grants to the Grantee right to receive            shares of Class A common stock of the Company ("Restricted Stock"). The shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

        2.    Vesting of Restricted Stock.    Subject to the conditions described in Paragraph 1 above:

          a.     The shares of Restricted Stock shall vest and the restrictions on such shares shall lapse according to the following schedule, provided and on the condition that the Grantee has [been continuously employed by] [served as a director of] the Company through the applicable Vesting Date:

Dates on Which Shares Vest	Number of Shares Vested

          b.     In addition, if [(i)] the Grantee's End of Service Date (as defined in Paragraph 2(c) below) is due to the Grantee's death, [; or (ii) upon the Grantee's End of Service Date the Grantee is willing to serve as a director of the Company but is not reelected; then] the Restricted Stock shall become fully vested. In all other events and notwithstanding anything herein to the contrary, any shares of Restricted Stock which have not yet vested at the time of Grantee's End of Service Date shall be immediately forfeited, shall not thereafter become vested and this Grant shall be deemed to have terminated with respect to any such Restricted Stock.

          c.     For purposes of this Grant, Grantee's End of Service Date, unless otherwise specified by the Committee, shall be the date of cessation of Grantee's employment with [service to] the Company [as a director].

        3.    Certificates.    Unless the Committee determines otherwise, certificates representing the Restricted Stock will not be issued by the Company until the Restricted Stock vests, including any period of deferral of such vesting. When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under this Agreement.

        4.    Certain Rights During Restriction Period.

          a.    Voting.    During the period before the shares vest, including any period of deferral of such vesting (the "Restriction Period") the Grantee shall not be entitled to vote the shares of Restricted Stock.

          b.    Cash Dividends.    During the Restriction Period, the Grantee shall not be entitled to receive any cash dividends with respect to the shares of Restricted Stock; provided that upon vesting of the Restricted Stock, the Company shall pay the Grantee an amount equal to the aggregate of all dividends which would have been paid on the Restricted Stock during the Restricted Period but for the foregoing provision.

          c.    Non-Cash Dividends; Reclassifications, Split Up; Etc.    During the Restriction Period, in the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event, the shares or other property issued or declared with respect to the shares of non-vested Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

        4.    Nonassignability of Rights.    During the Restriction Period, the Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null and void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

        5.    Change of Control.    The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

        6.    Grant Subject to Plan Provisions.    This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, (iv) compliance with applicable federal communications laws, and (v) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

        7.    No Employment or Other Rights.    This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee's employment or service at any time. The right of the Company to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved.

        8.    Applicable Law.    The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

[Signature Page Follows]

        IN WITNESS WHEREOF, Entercom Communications Corp. has caused its duly authorized officers to execute and attest this Instrument, and the Grantee has placed his signature hereon, effective as of the date of grant.

ENTERCOM COMMUNICATIONS CORP.
By:

        I hereby accept the grant of Restricted Stock described in this Instrument. I have read the Entercom Equity Compensation Plan, received the Plan Prospectus and agree to be bound by the terms of the Plan and this Instrument.

[Grantee]
Date:

QuickLinks

  EXHIBIT (a)(1)(i)
ENTERCOM COMMUNICATIONS CORP. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR SHARES OF RESTRICTED CLASS A COMMON STOCK THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME ON THURSDAY, JULY 6, 2006, UNLESS THE OFFER IS EXTENDED
IMPORTANT
TABLE OF CONTENTS
INDEX TO SUMMARY TERM SHEET
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE OFFER
QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK
QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE
THE OFFER